Securities and Exchange Commission
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 15, 2008

BAY ACQUISITION CORP.
(Name of Registrant as specified in its charter)

SECURELOGIC CORP.
(Former Name of Registrant)

Nevada	000-28099	77-0571784
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

420 Lexington Avenue
Suite 2320
New York, NY 10170
(212) 661-6800
(Address and telephone number of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets.

On July 15, 2008, pursuant to the terms of the Settlement Agreement dated December 28, 2007 and approved by the United States District Court for the Southern District of New York on May 1, 2008, the Company sold the assets of its SpaceLogic, Ltd. and SecureLogic, Ltd. operating subsidiaries to a new company formed by certain of its former officers and directors, namely, Gary Koren, Shalom Dolev, Cathal L. Flynn, Iftach Yeffet, Tony Gross and Michael Klein in exchange for the cancellation of a total of 35,663,758 shares of the Company’s common stock and certain non-exclusive licenses to the Company’s iScreen software products.

Item 5.01  Changes in Control of Registrant.

On July 15, 2008, upon the cancellation of a total of 35,663,758 shares of the Company’s common stock, which represented approximately 63.7% of the shares of the Company’s common stock then issued and outstanding, a change of control of the Company occurred. The change of control occurred as a result of the cancellation of the shares and not in connection with the purchase of shares by any persons. The Company cannot at this time ascertain if any of the Company’s existing shareholders have voting control of the Company, but it is believed that no shareholder or group of shareholders currently hold more than 25% of the Company’s issued and outstanding common stock.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective as of July 15, 2008, Gary Koren, Shalom Dolev, Admiral Cathal Flynn, Michael Klein, Josh Hurwitz and Iftach Yeffet resigned as directors and/or officers of the Company.

Effective as of July 15, 2008, Paul Goodman, the sole remaining Director of the Company, was named President and Chief Executive Officer of the Company. Mr. Goodman has been a Director of the Company since 1999.

Item 5.03  Amendments to Articles of Incorporation

On July 22, 2008, the Company amended its Articles of Incorporation to change the name of the Company to “Bay Acquisition Corp.”

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 6, 2008

Bay Acquisition Corp.

/s/ Paul Goodman
By: Paul Goodman, President